Exhibit 99.2
NEWS RELEASE
Dayton, OH
July 1, 2004

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

http://www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Thursday, July 1, 2004

MTC Technologies Inc. Acquires Command Technologies, Inc.

Dayton, Ohio, July, 1 – MTC Technologies, Inc. (Nasdaq: MTCT), a significant provider of engineering and specialty technical services to the Department of Defense and national security agencies, today announced that, pursuant to a previously announced stock purchase agreement, MTC completed the acquisition of Command Technologies, Inc. (CTI) as planned, effective July 1, 2004.

The previously private-held company, headquartered in Warrenton, Virginia, with major facilities in Florida, Texas, and Colorado, augments MTC’s thrust to expand its role in support of the U.S. intelligence communities. Over half of CTI’s anticipated 2004 revenue of approximately $36 million will be derived from these vital mission areas. Eighty percent of CTI’s 350 employees carry the necessary credentials to support national security programs, of which, over fifty percent are qualified to work on our Nation’s most highly sensitive projects.

CTI’s remaining competencies reside primarily in support of Department of Defense (DoD) programs. United States Air Force customers represent the bulk of CTI’s business, but it serves Army, Navy, and other federal customers as well. Information technology services comprise nearly thirty percent of CTI’s revenues, with the remainder of the company’s revenues derived from a variety of technical and engineering services, with a special emphasis on technology applications for training, modeling, and simulation.

David Gutridge, MTC Chief Executive Officer, stated: “It is with great pleasure that I welcome CTI’s employees to the MTC family. They bring a wealth of in-depth knowledge and experience in assisting our military and intelligence communities build and maintain our Nation’s defenses. CTI is a great strategic fit for MTC and while it primarily supports the expansion efforts of our National Security Group, it also brings significant new presence in other important arenas as well.”

“I have a deep sense of gratification with our new found relationship with MTC,” said Donald Rose, Founder and Chairman of CTI. “MTC and its employees have built an outstanding reputation with its customers and industry. Likewise, our CTI professionals bring a superior track record of performance. We are strategically positioned within the national security sector, possess key relationships with the Armed Services and intelligence agencies, have a highly skilled workforce, and an experienced management team that has demonstrated a strong record of sustained growth and profitability. I believe our corporate board has found the ‘right fit’ – both for our customers and our employees.”

MTC’s Chairman and Founder, Raj Soin, also shared his thoughts on the acquisition, “I am pleased to extend my personal welcome to the employees of CTI as they join our company. I am very excited about our matching cultures and believe this will be a nearly seamless integration for both of our uniquely positioned companies. This acquisition is MTC’s first major step in support of our objective to expand our presence in the National Security arena. With this union, we should significantly enhance our mutual abilities to make significant inroads in this important market.”

CTI Founder and Chairman, Don Rose, and CTI President and Chief Executive Officer, Lynn Kravitz, will, after a brief transition period, take this opportunity to retire. Ten-year CTI veteran and current Executive Vice President and Chief Operating Officer, Michael Cauldwell, will assume the role of CTI President and Chief Operating Officer, and MTC Vice President, effective October 1, 2004. Cauldwell will report to MTC’s Executive Vice President and Chief Operating Officer, Don Weisert.

Mike Gearhardt, MTC’s Chief Financial Officer, stated “The net cost of the acquisition to MTC will be approximately $38 million, which is composed of $47 million in cash payments to CTI shareholders and employees, less the net present value of income tax benefits of approximately $9 million associated with the tax structure of the transaction. Cash payments of $45 million will be made today from MTC’s existing cash resources, with the additional $2 million to be paid out over the next 12 to 36 months. The company expects the acquisition will add approximately $18 to $19 million in revenue and approximately $.05 per fully diluted share in 2004 after deduction of the estimated amortization of intangible assets acquired in connection with the transaction.” Mr. Gearhardt went on to say,” CTI’s 2004 revenue growth is projected to be in excess of 17% which is very impressive, considering the company’s decision at the end of 2003 not to re-compete for $17 million of marginally profitable revenue.”

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management services to the Federal Government. Cited by Business Week as the 11th fastest growing small company in the United States and named by Washington Technologies as #2 in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC now employs approximately 1,900 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical fact, such as statements regarding MTC’s plans and financial performance, including, without limitation, the financial impact of the CTI acquisition and the anticipated financial performance of CTI, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; our ability to successfully integrate acquisitions, including the integration of CTI; realization of net present value of future tax benefits; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.